   EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, JULY 29, 2010

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

SECOND QUARTER 2010 RESULTS

	Second Quarter			First Half
	2010	2009	%	2010	2009	%
Earnings Excluding Special Items [1]
$ Millions	7,560	4,090	85	13,860	8,640	60
$ Per Common Share
Assuming Dilution	1.60	0.84	90	2.93	1.76	66

Special Items
$ Millions	0	(140)		0	(140)

Earnings
$ Millions	7,560	3,950	91	13,860	8,500	63
$ Per Common Share
Assuming Dilution	1.60	0.81	98	2.93	1.73	69

Capital and Exploration
Expenditures - $ Millions	6,519	6,562	-1	13,396	12,336	9

[1] See page 8 for a reference to earnings

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

“ExxonMobil’s focus on operational excellence continues to deliver strong results.  Second quarter earnings, excluding special items, of $7.6 billion, were up 85% from second quarter of last year reflecting higher crude oil realizations, improved downstream margins, and strong chemical results.  First half earnings, excluding special items, of $13.9 billion increased by 60% over the first half of 2009.

Oil-equivalent production increased by 8% over the second quarter of 2009 driven by contributions from our world-class assets in Qatar.

We continued our focus on investing for the future with capital and exploration spending of $13.4 billion year to date, up 9% from the first half of last year.

Over $3 billion was returned to shareholders in the second quarter through dividends and share purchases to reduce shares outstanding.

The Corporation's second quarter 2010 earnings and production volumes included de minimis amounts for the period from June 25 to June 30 resulting from the merger with XTO Energy Inc. which closed on June 25, 2010.”

SECOND QUARTER HIGHLIGHTS

•

Earnings excluding special items were $7,560 million, an increase of 85% or $3,470 million from the second quarter of 2009.

•

Earnings per share excluding special items were $1.60, an increase of 90%.

•

Earnings were up 91% from the second quarter of 2009 which included a special charge of $140 million for interest related to the Valdez punitive damages award. Earnings for the second quarter of 2010 did not include any special items.

•

Capital and exploration expenditures were $6.5 billion, down 1% from the second quarter of 2009.

•

Oil-equivalent production increased 8% from the second quarter of 2009. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up about 10%.

•

Cash flow from operations and asset sales was $9.6 billion, including asset sales of $0.5 billion.

•

Share purchases to reduce shares outstanding were over $1 billion.

•

Dividends per share of $0.44 increased by 5% compared to the second quarter of 2009.

•

The merger with XTO Energy, a leading U.S. unconventional natural gas and oil producer, was completed on June 25, 2010, making ExxonMobil the largest U.S. natural gas producer.  Through this transaction ExxonMobil has acquired a resource base in excess of 45 trillion cubic feet equivalent at a cost of under $1 per kcf equivalent.

•

ExxonMobil and Synthetic Genomics Inc. (SGI) announced the opening of a greenhouse facility enabling the next step of research and testing in our algae biofuels program.  SGI and ExxonMobil researchers are using the facility to test whether large-scale quantities of affordable fuel can be produced from algae.

Second Quarter 2010 vs. Second Quarter 2009

Upstream earnings were $5,336 million, up $1,524 million from the second quarter of 2009.  Higher crude oil and natural gas realizations drove the improvement and increased earnings by $1.6 billion.

On an oil-equivalent basis, production increased 8% from the second quarter of 2009. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up about 10%.

Liquids production totaled 2,325 kbd (thousands of barrels per day), down 21 kbd from the second quarter of 2009. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was up 1%, as increased production from projects in Qatar and Kazakhstan more than offset net field decline.

Second quarter natural gas production was 10,025 mcfd (millions of cubic feet per day), up 1,984 mcfd from 2009, driven by project ramp-ups in Qatar and higher demand in Europe, partly offset by net field decline.

Earnings from U.S. Upstream operations were $865 million, $52 million higher than the second quarter of 2009. Non-U.S. Upstream earnings were $4,471 million, up $1,472 million from last year.

Downstream earnings of $1,220 million were up $708 million from the second quarter of 2009.  Higher industry refining and marketing margins increased earnings by $780 million.  Volumes and product mix effects increased earnings by $170 million while other factors, mainly unfavorable foreign exchange impacts, decreased earnings by $240 million. Petroleum product sales of 6,241 kbd were 246 kbd lower than last year's second quarter, mainly reflecting lower demand.

Earnings from the U.S. Downstream were $440 million, up $455 million from the second quarter of 2009. Non-U.S. Downstream earnings of $780 million were $253 million higher than last year.

Chemical earnings of $1,368 million were $1,001 million higher than the second quarter of 2009.  Stronger margins improved earnings by $840 million and higher sales volumes increased earnings by $120 million. Second quarter prime product sales of 6,496 kt (thousands of metric tons) were 229 kt higher than the prior year primarily due to improved global demand.

Corporate and financing expenses excluding special items were $364 million, down $237 million due mainly to favorable tax items.

During the second quarter of 2010, Exxon Mobil Corporation purchased 24 million shares of its common stock for the treasury at a gross cost of $1.6 billion. These purchases included over $1 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs.  As a result of regulatory requirements, no open market purchases of shares were made during the proxy solicitation period for the XTO transaction.  Including 416 million shares issued in connection with the XTO merger, shares outstanding increased from 4,698 million at the end of the first quarter to 5,092 million at the end of the second quarter. Share purchases to reduce shares outstanding are currently anticipated to equal $3 billion in the third quarter of 2010.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

First Half 2010 vs. First Half 2009

Earnings of $13,860 million ($2.93 per share) increased $5,360 million from 2009.  Excluding special items, earnings for the first half of 2010 increased $5,220 million from 2009.

FIRST HALF HIGHLIGHTS

•

Earnings excluding special items were $13,860 million, up 60%.

•

Earnings per share excluding special items increased 66% to $2.93.

•

Earnings were up 63% from 2009. Earnings for 2009 included a special charge of $140 million for interest related to the Valdez punitive damages award.  Earnings for the first half of 2010 did not include any special items.

•

Oil equivalent production was up 6% from 2009. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 8%.

•

Cash flow from operations and asset sales was $23.1 billion, including $0.9 billion from asset sales.

•

The Corporation distributed over $7 billion to shareholders in the first half of 2010 through dividends and share purchases to reduce shares outstanding.

•

Capital and exploration expenditures were $13.4 billion, up 9% versus 2009.

Upstream earnings were $11,150 million, up $3,835 million from 2009. Higher net realizations increased earnings approximately $4 billion.  The favorable impact of higher volumes of $0.4 billion was partially offset by higher operating costs of $0.3 billion.

On an oil-equivalent basis, production was up 6% compared to the same period in 2009. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up 8%.

Liquids production of 2,370 kbd decreased 41 kbd compared with 2009.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was flat with 2009, as new volumes from project ramp-ups in Qatar and Kazakhstan were offset by net field decline.

Natural gas production of 10,852 mcfd increased 1,744 mcfd from 2009, driven by higher volumes from Qatar projects and higher demand in Europe.

Earnings from U.S. Upstream operations for 2010 were $1,956 million, an increase of $783 million.  Earnings outside the U.S. were $9,194 million, up $3,052 million.

Downstream earnings of $1,257 million were $388 million lower than 2009.  Lower refining margins decreased earnings by $0.5 billion.  Unfavorable forex impacts of $0.4 billion were offset by improved marketing margins, and favorable sales volume mix and refining operations effects.  Petroleum product sales of 6,193 kbd decreased 268 kbd, mainly reflecting lower demand.

U.S. Downstream earnings were $380 million, up $43 million from 2009. Non-U.S. Downstream earnings were $877 million, $431 million lower than last year.

Chemical earnings of $2,617 million increased $1,900 million from 2009. Stronger margins increased earnings by approximately $1.4 billion while higher volumes increased earnings about $0.3 billion. Prime product sales of 12,984 kt were up 1,190 kt from 2009.

Corporate and financing expenses excluding special items were $1,164 million, up $127 million from 2009 mainly due to a tax charge related to the U.S. health care legislation during the first half of 2010.

Gross share purchases through the first half of 2010 were $4.1 billion, reducing shares outstanding by 61 million shares, excluding the impact of the XTO transaction.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on July 29, 2010.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including benefits resulting from the XTO transaction; project plans, costs, timing, and capacities; capital and exploration expenditures; and share purchase levels, could differ materially due to factors including: our ability to integrate the businesses of XTO and ExxonMobil effectively; changes in long-term oil or gas prices or other market or economic conditions affecting the oil and gas industry; unforeseen technical difficulties; political events or disturbances; reservoir performance; the outcome of commercial negotiations; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “investors” section of our website and in Item 1A of ExxonMobil's 2009 Form 10-K. We assume no duty to update these statements as of any future date. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

Frequently used terms

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods.  Reconciliation to net income attributable to ExxonMobil is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “investors” section of our website at exxonmobil.com.

Reference to Earnings

References to total corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the income statement.  Unless otherwise indicated, references to earnings, special items, earnings excluding special items, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

Attachment I

EXXON MOBIL CORPORATION
SECOND QUARTER 2010
(millions of dollars, unless noted)
	Second Quarter		First Half
	2010	2009	2010	2009
Earnings / Earnings Per Share

Total revenues and other income	92,486	74,457	182,737	138,485
Total costs and other deductions	79,780	66,940	157,963	123,118
Income before income taxes	12,706	7,517	24,774	15,367
Income taxes	4,960	3,571	10,453	6,719
Net income including noncontrolling interests	7,746	3,946	14,321	8,648
Net income attributable to noncontrolling interests	186	(4)	461	148
Net income attributable to ExxonMobil (U.S. GAAP)	7,560	3,950	13,860	8,500

Earnings per common share (dollars)	1.61	0.82	2.94	1.74

Earnings per common share
- assuming dilution (dollars)	1.60	0.81	2.93	1.73

Other Financial Data

Dividends on common stock
Total	2,066	2,039	4,052	4,020
Per common share (dollars)	0.44	0.42	0.86	0.82

Millions of common shares outstanding
At June 30			5,092	4,806
Average - assuming dilution	4,729	4,871	4,733	4,916

ExxonMobil share of equity at June 30			140,172	106,592
ExxonMobil share of capital employed at June 30			164,318	119,645

Income taxes	4,960	3,571	10,453	6,719
Sales-based taxes	6,946	6,216	13,761	12,122
All other taxes	9,244	9,124	18,593	17,713
Total taxes	21,150	18,911	42,807	36,554

ExxonMobil share of income taxes of
equity companies	834	413	1,810	1,101

Attachment II

EXXON MOBIL CORPORATION
SECOND QUARTER 2010
(millions of dollars)
	Second Quarter		First Half
	2010	2009	2010	2009
Earnings (U.S. GAAP)
Upstream
United States	865	813	1,956	1,173
Non-U.S.	4,471	2,999	9,194	6,142
Downstream
United States	440	(15)	380	337
Non-U.S.	780	527	877	1,308
Chemical
United States	685	79	1,224	162
Non-U.S.	683	288	1,393	555
Corporate and financing	(364)	(741)	(1,164)	(1,177)
Net income attributable to ExxonMobil	7,560	3,950	13,860	8,500
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Downstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	0
Corporate and financing	0	(140)	0	(140)
Corporate total	0	(140)	0	(140)
Earnings Excluding Special Items
Upstream
United States	865	813	1,956	1,173
Non-U.S.	4,471	2,999	9,194	6,142
Downstream
United States	440	(15)	380	337
Non-U.S.	780	527	877	1,308
Chemical
United States	685	79	1,224	162
Non-U.S.	683	288	1,393	555
Corporate and financing	(364)	(601)	(1,164)	(1,037)
Corporate total	7,560	4,090	13,860	8,640
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	9.1	2.2	22.2	11.1
Sales of subsidiaries, investments and property, plant and equipment	0.5	0.8	0.9	0.9
Cash flow from operations and asset sales	9.6	3.0	23.1	12.0

Attachment III

EXXON MOBIL CORPORATION
SECOND QUARTER 2010

	Second Quarter		First Half
	2010	2009	2010	2009
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	357	380	373	389
Canada/South America	267	242	266	274
Europe	348	383	356	397
Africa	599	702	632	709
Asia Pacific/Middle East	573	462	557	464
Russia/Caspian	181	177	186	178
Worldwide	2,325	2,346	2,370	2,411

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,412	1,267	1,374	1,255
Canada/South America	594	649	580	643
Europe	3,268	2,869	4,198	3,909
Africa	20	23	16	24
Asia Pacific/Middle East	4,552	3,107	4,495	3,137
Russia/Caspian	179	126	189	140
Worldwide	10,025	8,041	10,852	9,108

Oil-equivalent production (koebd) [1]	3,996	3,686	4,179	3,929

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
SECOND QUARTER 2010

	Second Quarter		First Half
	2010	2009	2010	2009
Refinery throughput (kbd)
United States	1,807	1,765	1,764	1,785
Canada	418	365	428	412
Europe	1,570	1,560	1,550	1,539
Asia Pacific	1,143	1,306	1,192	1,306
Other	254	294	240	293
Worldwide	5,192	5,290	5,174	5,335

Petroleum product sales (kbd)
United States	2,521	2,538	2,452	2,557
Canada	435	403	433	410
Europe	1,612	1,671	1,610	1,619
Asia Pacific	1,183	1,346	1,204	1,345
Other	490	529	494	530
Worldwide	6,241	6,487	6,193	6,461

Gasolines, naphthas	2,565	2,617	2,550	2,537
Heating oils, kerosene, diesel	1,887	1,991	1,874	2,089
Aviation fuels	455	544	453	535
Heavy fuels	581	567	605	581
Specialty products	753	768	711	719
Worldwide	6,241	6,487	6,193	6,461

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,449	2,519	4,973	4,562
Non-U.S.	4,047	3,748	8,011	7,232
Worldwide	6,496	6,267	12,984	11,794

Attachment V

EXXON MOBIL CORPORATION
SECOND QUARTER 2010
(millions of dollars)

	Second Quarter		First Half
	2010	2009	2010	2009
Capital and Exploration Expenditures
Upstream
United States	772	941	1,544	1,744
Non-U.S.	4,570	3,964	9,344	7,527
Total	5,342	4,905	10,888	9,271
Downstream
United States	264	407	611	760
Non-U.S.	320	410	647	703
Total	584	817	1,258	1,463
Chemical
United States	66	94	134	171
Non-U.S.	492	736	1,038	1,417
Total	558	830	1,172	1,588

Other	35	10	78	14

Worldwide	6,519	6,562	13,396	12,336

Exploration expenses charged to income
included above
Consolidated affiliates
United States	45	53	100	95
Non-U.S.	361	437	991	744
Equity companies - ExxonMobil share
United States	1	0	2	0
Non-U.S.	8	1	11	2
Worldwide	415	491	1,104	841

Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share 1,2

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.72
Third Quarter	10,490	1.77
Fourth Quarter	10,250	1.77
Year	39,500	6.64

2007
First Quarter	9,280	1.63
Second Quarter	10,260	1.83
Third Quarter	9,410	1.71
Fourth Quarter	11,660	2.14
Year	40,610	7.31

2008
First Quarter	10,890	2.03
Second Quarter	11,680	2.24
Third Quarter	14,830	2.86
Fourth Quarter	7,820	1.55
Year	45,220	8.70

2009
First Quarter	4,550	0.92
Second Quarter	3,950	0.82
Third Quarter	4,730	0.98
Fourth Quarter	6,050	1.27
Year	19,280	3.99

2010
First Quarter	6,300	1.33
Second Quarter	7,560	1.61

[1] Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.
[2] For periods prior to 2009, earnings per share (EPS) numbers have been adjusted retrospectively on a consistent basis with 2009 reporting when new authoritative guidance on EPS was adopted.